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Prospectus Supplement	Rule 424(b)(3)
(To Prospectus dated February 12, 2002)	Registration No. 333-81694

77,883 Shares

The Titan Corporation

Common Stock

        This prospectus supplement supplements the prospectus dated February 12, 2002 and relates to up to 77,883 shares of our common stock that we may issue from time to time. Of these shares, 67,827 shares are issuable upon the exercise of warrants issued in connection with our acquisition by merger of GlobalNet, Inc. and 10,056 shares are issuable upon the exercise of options assumed in connection with our acquisition of GlobalNet. In connection with the merger, each warrant to purchase shares of GlobalNet common stock outstanding before the closing of the merger was exchanged for a warrant to purchase shares of our common stock and each option to purchase shares of GlobalNet common stock outstanding before the closing of the merger was exchanged for an option to purchase shares of our common stock.

        The warrants are exercisable for shares of our common stock at exercise prices ranging from $19.98 per share to $31.14 per share. The weighted average exercise price for the warrants is approximately $25.30 per share. The options are exercisable for shares of our common stock at exercise prices ranging from $11.94 per share to $19.47 per share. The weighted average exercise price for the options is approximately $17.31 per share. The warrants and options provide for appropriate anti-dilutive adjustments in the exercise price and in the number of shares of common stock issuable upon exercise. Any additional shares of common stock issued pursuant to such adjustments will also be covered by this prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "TTN." On July 11, 2002 the last reported sale price of our common stock was $10.79.

        Investing in our common stock involves risks. Holders of warrants and options should read carefully the risk factors described in our annual report on Form 10-K for the year ended December 31, 2001, as amended, and in our future SEC filings that are incorporated by reference in this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 11, 2002

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and any additional prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or any additional prospectus supplement is accurate as of any date other than the date on the cover of the document. We are not making an offer of the securities in any state in which the offer is not permitted.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement supplements the prospectus dated February 12, 2002 and forms a part of a registration statement on Form S-4 (No. 333-81694) that we originally filed with the Securities and Exchange Commission on January 30, 2002 and which we amended on February 12, 2002. Please read this prospectus supplement carefully along with the information contained in the documents referred to under the heading "Incorporation of Certain Documents by Reference."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, unless we update or supersede that information by the information contained in this prospectus supplement or an additional prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus supplement. We are incorporating by reference the following documents that we have filed with the SEC:

  (1)
  our Annual Report on Form 10-K/A for the year ended December 31, 2001, which was filed on June 12, 2002, including information incorporated by reference in the Form 10-K/A from our definitive proxy statement for our annual meeting of stockholders, which was filed on April 16, 2002;

  (2)
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, which was filed on May 16, 2002, as amended by our Form 10-Q/A, which was filed on July 2, 2002;

  (3)
  our Current Report on Form 8-K which was filed on August 17, 2001, as amended by our Form 8-K/A, which was filed on October 18, 2001;

  (4)
  our Current Report on Form 8-K, which was filed on December 12, 2001;

  (5)
  our Current Report on Form 8-K, which was filed on January 22, 2002, as amended by our Form 8-K/A, which was filed on January 31, 2002;

  (6)
  our Current Report on Form 8-K, which was filed on January 25, 2002, as amended by our Form 8-K/A, which was filed on February 7, 2002;

  (7)
  our Current Report on Form 8-K, which was filed on February 12, 2002;

  (8)
  our Current Report on Form 8-K, which was filed on February 26, 2002;

  (9)
  our Current Report on Form 8-K, which was filed on March 25, 2002;

  (10)
  our Current Report on Form 8-K, which was filed on March 26, 2002, as amended by our Form 8-K/A, which was filed on April 4, 2002;

  (11)
  our Current Report on Form 8-K, which was filed on April 16, 2002;

  (12)
  our Current Report on Form 8-K, which was filed on June 4, 2002, as amended by our Form 8-K/A, which was filed on June 21, 2002;

  (13)
  the description of our common stock contained in our Registration Statement on Form 8-B, filed June 16, 1969 under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description; and

  (14)
  the description of our common stock contained in our Registration Statement on Form 8-A12B, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering of the common stock to which this prospectus supplement relates, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: The Titan Corporation, Investor Relations, 3033 Science Park Road, San Diego, California 92121-1199, Attn: Rochelle R. Bold, Vice President, Investor Relations, telephone: (858) 552-9500.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus supplement carefully.

  In this prospectus supplement:

        "Titan," "we," "us" and "our" refer to The Titan Corporation and our subsidiaries.

        "Warrants" refer to the warrants issued in connection with the GlobalNet merger.

        "Options" refer to the options assumed in connection with the GlobalNet merger.

        Our principal executive officers are located at 3033 Science Park Road, San Diego, California 92121-1199, and our telephone number is (858) 552-9500. Our Web site can be found at www.titan.com. Information contained on our Web site is not intended to be a prospectus and is not incorporated into this prospectus supplement.

The Offering

Shares of common stock offered hereby	Up to 77,883 shares of our common stock, of which 67,827 shares are issuable upon exercise of the Warrants and 10,056 shares are issuable upon exercise of the Options
Shares of common stock outstanding as of May 9, 2002	77,072,202 shares of common stock
Trading symbol for our common stock	Our common stock is traded on the New York Stock Exchange under the trading symbol "TTN."

USE OF PROCEEDS

        We intend to use the net proceeds which may be received from time to time from the sale of the common stock pursuant to the exercise of Warrants and Options for general corporate purposes and working capital. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.

PLAN OF DISTRIBUTION

        We are registering shares of common stock underlying the Warrants and the Options. We will distribute such shares if and when the holders of the Warrants and the Options exercise their respective Warrants and Options.

        The Warrants were issued with exercise prices ranging from $19.98 per share to $31.14 per share. The Warrants are immediately exercisable and have expiration dates ranging from February 1, 2004 to November 27, 2006. The weighted average exercise price for the Warrants is $25.30 per share.

        The Options were issued with exercise prices ranging from $11.94 per share to $19.47 per share. The Options are fully vested, immediately exercisable and have expiration dates ranging from March 21, 2007 to October 29, 2011. The weighted average exercise price of the Options is $17.31.

        All costs, expenses and fees in connection with the registration of the shares underlying the Warrants and the Options will be borne by us. This offering will terminate on the earlier of (a) the date on which all of the shares covered by this prospectus have been sold in connection with the exercise of all of the Warrants and Options in full or (b) 5:00 p.m. EST on the latest expiration date of any remaining Warrant or Option that has not been exercised in full.

LEGAL MATTERS

        Hogan & Hartson L.L.P., Washington, D.C., has given its opinion as to the validity of the issuance of the shares of common stock being offered hereby.

EXPERTS

        The audited consolidated financial statements of Titan as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

        The consolidated financial statements of GlobalNet, Inc. and subsidiary as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, as set forth in their report thereon incorporated by reference herein, and upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Jaycor, Inc. as of January 31, 2002 and 2001 and the two years in the period ended January 31, 2002 appearing in the Titan Corporation's Current Report on Form 8-K filed on March 26, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of income, of stockholders' equity and of cash flows of Jaymark, Inc. (predecessor to Jaycor, Inc.) for the year ended January, 31 2000, prior to restatement to reflect discontinued operations and not separately presented in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in the Titan Corporation's Current Report on Form 8-K filed on March 25, 2002 incorporated by reference herein. Such financial statements, prior to the restatement described above and to the extent they have been included in the restated financial statements of Jaycor, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Datron Systems Incorporated as of March 31, 2001 and for the year then ended, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited consolidated financial statements of BTG, Inc. for the years ended March 31, 2001 and 2000 incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited consolidated financial statements and schedule of BTG, Inc., and its subsidiaries for the years ended March 31, 1999 have been incorporated by reference herein and in this registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS SUPPLEMENT SUMMARY
The Offering
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS